CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Norma F. Dunn	Andre K. Walker
713-830-8883	713-830-8775
norma.dunn@calpine.com	andrew@calpine.com

CALPINE CORP. REPORTS SOLID 2009 SECOND QUARTER RESULTS,
INCREASES FULL YEAR 2009 GUIDANCE

June 2009 YTD Financial Results:
•	$788 million of Adjusted EBITDA
•	$1,179 million of Commodity Margin
•	$157 million of Adjusted Free Cash Flow
•	$46 million of Net Loss1

Second Quarter 2009 Financial Results:
•	$457 million of Adjusted EBITDA
•	$650 million of Commodity Margin
•	$113 million of Adjusted Free Cash Flow
•	$78 million of Net Loss1
•	Successfully refinanced $1 billion in debt, addressing near-term maturities and lowering interest expense

Second Quarter 2009 Operational Highlights:
•	Produced 1.5 million MWh of renewable generation at The Geysers with 95% availability factor
•	Produced 13.1 billion pounds of steam using efficient, environmentally responsible cogeneration technology
•	Achieved 99% availability for Texas fleet during June heat wave
•	Announced landmark agreement to voluntarily limit greenhouse gas emissions under federal air permit for proposed Russell City Energy Center

Increasing and Narrowing 2009 Full Year Guidance:
•	Adjusted EBITDA guidance of $1.675-1.725 billion
•	Adjusted Free Cash Flow guidance of $475-525 million

(HOUSTON, Texas) July 31, 2009 – Calpine Corporation (NYSE:CPN) today reported Adjusted EBITDA of $788 million for the six months ended June 30, 2009, compared to $780 million in the same period of 2008.  Commodity Margin for the first half of 2009 was $1,179 million, down slightly from $1,188 million in the first half of 2008.  In addition, the company reported Adjusted Free Cash Flow of $157 million.  Net loss1 was $46 million, or $0.09 per diluted share, in the first half of 2009, compared to a net loss of $17 million, or $0.04 per diluted share, in the prior year period.

“I am pleased to report that, despite the severity of the economic downturn, Calpine has achieved stable year-over-year financial performance using the metrics we rely upon to evaluate our business: Adjusted EBITDA, Commodity Margin and Adjusted Free Cash Flow,” said Jack Fusco, Calpine’s president and chief executive officer.  “I am pleased with our progress in rebuilding Calpine as the premier operating company in the IPP sector and our ability to deliver on our promises.  Because the execution of our hedging strategy, improvements in operations and sustainable cost-cutting have been better than expected,

1 Reported as net income (loss) attributable to Calpine on our Consolidated Condensed Statements of Operations.

Calpine Reports Second Quarter 2009 Results
July 31, 2009

 we are raising and tightening our projected 2009 Adjusted EBITDA to $1.675 - $1.725 billion and our Adjusted Free Cash Flow to $475 - $525 million.”

SUMMARY OF FINANCIAL PERFORMANCE

Second Quarter Results

Adjusted EBITDA was $457 million in the second quarter of 2009, despite weaker market conditions in Texas and California, compared to $479 million in the prior year period.  The year-over-year decline was primarily due to a decrease in Commodity Margin from $675 million in 2008 to $650 million in 2009.  Our Texas and West segments, where Commodity Margin was down by $19 million and $11 million, respectively, largely drove this decline due to lower market spark spreads given lower power demand and lower natural gas prices.  Meanwhile, Commodity Margin in our Southeast and North regions was essentially flat, despite the fact that the 2008 period included $21 million in revenues from the sale of transmission rights in the Southeast which did not recur in 2009. In the Southeast region, higher average hedge prices and higher market heat rates were favorable for our fleet during the second quarter of 2009.

Aside from the decline in Commodity Margin, Adjusted EBITDA was also impacted by a $7 million decrease in other revenue, which resulted from service agreements that terminated in 2008 and from an operation and maintenance contract. These declines were partially offset by a $4 million increase in Adjusted EBITDA from unconsolidated investments in power plants, primarily as a result of Greenfield Energy Centre which began operations in October 2008.  In addition, controllable expenses as a component of plant operating expense decreased by $4 million in the 2009 period after accounting for $7 million in reimbursements for insurance claims from prior periods that reduced expenses in the second quarter of 2008.

Net income1 declined from $197 million in the second quarter of 2008 to a net loss of $78 million in the second quarter of 2009. As detailed in Table 1 below, net income, excluding reorganization items, one-time items and unrealized mark-to-market gains or losses, declined from $81 million in the second quarter of 2008 to $49 million in the second quarter of 2009.  This decline was primarily associated with the $25 million year-over-year decrease in Commodity Margin, as previously noted, as well as a $10 million decrease in interest income during the 2009 period due to lower interest rates.  These factors were partially offset by a $7 million increase in income from unconsolidated investments, primarily related to the Greenfield Energy Centre.

Year-to-Date Results

For the six months ended June 30, 2009, Adjusted EBITDA increased $8 million to $788 million, despite a $9 million decrease in Commodity Margin.  The decline in Commodity Margin was largely driven by weaker conditions in our Texas region, where Commodity Margin declined by $36 million in the first half of 2009 compared to the first half of 2008.  This decline was partially offset by increases in Commodity Margin in our Southeast region, which improved by $28 million in the 2009 period due to higher market heat rates and higher average hedge prices.

Calpine Reports Second Quarter 2009 Results
July 31, 2009

In addition to the decline in Commodity Margin, Adjusted EBITDA was negatively impacted by a $12 million decrease in other revenue, due to the factors previously noted.  Offsetting these declines was a $15 million increase in Adjusted EBITDA from unconsolidated investments during the first half of 2009, primarily as a result of the Greenfield Energy Centre.  In addition, royalty expenses decreased by $7 million year-over-year as a result of lower revenues at The Geysers during the 2009 period.  Lastly, we reduced controllable expenses as a component of plant operating expense by $9 million, after accounting for $15 million in reimbursements for insurance claims from prior periods that reduced expenses in the first half of 2008.

Net loss1 increased from $17 million in the first half of 2008 to $46 million in the first half of 2009.  As detailed in Table 1 below, net loss, excluding reorganization items, one-time items and unrealized mark-to-market gains or losses, increased from $40 million in the first half of 2008 to $42 million in the first half of 2009.  Interest expense, excluding the one-time items noted below and net of interest income, decreased by $29 million as a result of lower average debt balances and lower average interest rates during the six month 2009 period.  In addition, income from unconsolidated investments in power plants increased by $27 million in the first half of 2009, primarily resulting from our investments in Greenfield Energy Centre and Otay Mesa Energy Center.  Also benefiting the 2009 period was a reduction of $19 million in other cost of revenue, which declined as a result of the discontinuation of the amortization of other assets associated with the sale of Auburndale in 2008 as well as a decrease in royalty expense at our Geysers facilities resulting from lower revenues in the first half of 2009 compared to 2008.  These favorable variances were offset in part by a $20 million increase in plant operating expense, due in part to $15 million in insurance reimbursements reflected in the 2008 period that did not recur in 2009.  In addition, the 2008 period included $20 million in non-cash gains from the amortization of prepaid power sales agreements compared to none in the 2009 period.  Adjusted EBITDA was also negatively impacted by a $12 million decline in other revenue and a $9 million decline in Commodity Margin, as previously discussed.

For the six months ended June 30, 2009, cash flows used in operating activities improved to a net outflow of $36 million compared to a net outflow of $586 million in the prior year period.  The primary driver of this improvement was a $236 million reduction in cash paid for interest, largely as a result of the repayment of certain debts upon our emergence from bankruptcy in the first half of 2008.  Meanwhile, working capital employed decreased by approximately $333 million for 2009, after adjusting for debt related balances and assets held for sale, primarily due to reductions in margin deposits partially offset by increases in net current derivative assets.  Lastly, cash payments for reorganization items decreased by $103 million year-over-year.  These improvements were offset in part by a $59 million decrease in cash received for tax refunds during the 2009 period and a $20 million increase in cash payments for debt extinguishment costs.

Calpine Reports Second Quarter 2009 Results
July 31, 2009

Table 1: Summarized Consolidated Statements of Operations

	(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in millions)
Operating revenues	$1,471	$2,828	$3,148	$4,779
Cost of revenue	(1,265)	(2,352)	(2,660)	(4,332)
Gross profit	206	476	488	447
SG&A, income from unconsolidated investments in power plants and other operating expense	(31)	(43)	(62)	(96)
Income from operations	175	433	426	351
Net interest expense, debt extinguishment costs and other (income) expense	(236)	(193)	(444)	(609)
Income (loss) before reorganization items and income taxes	(61)	240	(18)	(258)
Reorganization items	3	18	6	(261)
Income tax expense	15	25	24	20
Net income (loss)	$(79)	$197	$(48)	$(17)

Add: Net loss attributable to the noncontrolling interest	1	—	2	—
Net income (loss) attributable to Calpine	$(78)	$197	$(46)	$(17)

Reorganization items(1)	3	18	6	(261)
Other one-time items(1)(2)	21	6	21	175
Net income (loss), net of reorganization items and other one-time items	(54)	221	(19)	(103)
Unrealized MtM (gains) losses on derivatives(1)(3)	103	(140)	(23)	63
Net income (loss), net of reorganization items other one-time items and unrealized MtM impacts	$49	$81	$(42)	$(40)
__________
(1)	Shown net of tax, assuming a 0% effective tax rate for these items (other than those referenced in note 2 below).
(2)
One-time items in the three and six months ended June 30, 2009 include $33 million in debt extinguishment costs, shown net of tax assuming a 35% effective tax rate.  One-time items in the three months ended June 30, 2008 include $6 million in debt extinguishment costs.  One-time items in the six months ended June 30, 2008 include $13 million in debt extinguishment costs, $135 million in post-petition interest expense and $27 million in settlement obligations related to our Canadian debtors and other foreign entities recorded prior to their reconsolidation in February 2008, both of which were associated with our emergence from bankruptcy.

(3)
Represents unrealized mark-to-market (MtM) (gains) losses on contracts that do not qualify for hedge accounting treatment or qualify for hedge accounting and the hedge accounting designation has not been elected.

Calpine Reports Second Quarter 2009 Results
July 31, 2009

REGIONAL SEGMENT REVIEW OF RESULTS

Table 2: Commodity Margin by Segment (in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008(1)	2009	2008(1)

West	$304	$315	$601	$593
Texas	196	215	318	354
Southeast	80	78	141	113
North	70	67	119	128
Total	$650	$675	$1,179	$1,188
__________

(1)	2008 Commodity Margin as previously reported has been recast to conform to our current year presentation.

West:   During the second quarter of 2009, our West segment benefited from higher hedge levels, higher average hedge prices and a 2% increase in our average availability as compared to the second quarter of 2008. Despite these positive factors, a weaker power market price environment driven by lower natural gas prices, lower industrial demand and milder weather led to an $11 million decrease in Commodity Margin for the three months ended June 30, 2009 compared to 2008.

For the six month period, Commodity Margin in the West improved by $8 million in the first half of 2009 compared to the first half of 2008.  Although market spark spreads for the first half of 2009 settled substantially lower than the prior year period, higher hedge levels, higher average hedge prices and the sale of surplus emission allowances in the first quarter led to the Commodity Margin increase.

Texas:  During the second quarter of 2009, Commodity Margin for the Texas region declined from $215 million in the prior year period to $196 million in 2009.  This $19 million decrease primarily resulted from weaker natural gas prices and market heat rates that decreased 68% and 23%, respectively. Although April and May 2009 market heat rates were weak as a result of weak industrial demand and mild weather, market heat rates were robust during June 2009 as a result of much warmer than normal temperatures. Despite the strength seen in June 2009, the overall pricing for the second quarter of 2009 fell well short of the congestion-driven pricing observed in the second quarter of 2008.

Commodity Margin in Texas declined from $354 million for the six months ended June 30, 2008 to $318 million for the 2009 period.  This decrease is associated primarily with weaker natural gas prices, weaker market heat rates and congestion-driven power prices that did not recur to the same extent in 2009, as previously discussed.

Calpine Reports Second Quarter 2009 Results
July 31, 2009

Southeast:  Commodity Margin in our Southeast segment increased by $2 million during the second quarter of 2009, driven by both higher average hedge prices and higher market heat rates compared to the prior year period.  The increase in market heat rates and the associated 50% increase in generation for the 2009 second quarter were attributable in part to warmer weather in particular market areas and natural gas generation displacement of coal generation in certain sub-markets in our Southeast segment.  In addition, some of our plants benefited from the impact of advantageous transmission, off-take and transportation agreements during the 2009 period.  These positive performance factors were largely offset by the negative impact from an unfavorable arbitration ruling on a steam contract, which impacted our operating revenue during the second quarter of 2009 and a gain of $21 million related to the temporary assignment of a transmission capacity contract in the three months ended June 30, 2008.

For the first half of 2009, Commodity Margin in the Southeast improved by $28 million compared to the prior year period.  The six month results were largely impacted by the same factors that drove performance for the second quarter, as previously discussed.

North:  In the North region, Commodity Margin improved to $70 million in the second quarter of 2009 from $67 million in the prior year period.  The improvement in Commodity Margin is primarily due to rate increases for the power sales agreements associated with our New York generation assets, lower fuel expenses and the reconsolidation of RockGen in December 2008.  Partially offsetting these positive factors was a reclassification of transmission expense to Commodity Margin that had previously been recognized in plant operating expense as well as lower realized spark spreads for the three months ended June 30, 2009, compared to 2008.

Commodity Margin in the North region decreased by $9 million in the first half of 2009 compared to the prior year period, primarily due to lower average hedge prices during the six months ended June 30, 2009, compared to 2008.  The impacts of lower hedge prices were partially offset by rate increases for the power sales agreements associated with our New York generation assets and lower fuel expenses.

Calpine Reports Second Quarter 2009 Results
July 31, 2009

LIQUIDITY AND CAPITAL RESOURCES

Table 3: Corporate Liquidity

	June 30,	December 31,
	2009	2008
	(in millions)
Cash and cash equivalents, corporate(1)	$1,028	$1,361
Cash and cash equivalents, non-corporate	454	296
Total cash and cash equivalents	1,482	1,657
Restricted cash	534	503
Letter of credit availability(2)	2	2
Revolver availability	55	16
Total current liquidity(3)	$2,073	$2,178
__________

(1)	Includes $2 million and $169 million of margin deposits held from counterparties as of June 30, 2009, and December 31, 2008, respectively.
(2)	Includes available balances for Calpine Development Holdings, Inc. in both periods shown.
(3)	Excludes contingent amounts of $150 million under the Knock-in Facility as of December 31, 2008 and $200 million under the Commodity Collateral Revolver in both periods shown.

We maintained strong liquidity during the second quarter, ending the period with liquidity in excess of $2.0 billion.  As previously discussed, operating activities resulted in a net use of cash of $36 million during the first half of 2009.  In addition, cash flows used in investing activities resulted in a net outflow of $137 million, driven largely by $97 million in capital expenditures, which were primarily related to well-production maintenance at The Geysers and purchases of engine parts for use in maintaining our natural gas-fired fleet.  For the first half of 2009, we generated $157 million of Adjusted Free Cash Flow.

During the second quarter, our subsidiary, Calpine Construction Finance Company, L.P. (“CCFC”), issued $1.0 billion in senior secured notes.  Proceeds from this issuance, along with cash on hand, were used to refinance existing CCFC debt, including its approximately $364 million of term loans that would have been due during the third quarter of 2009 and approximately $415 million in notes issued by CCFC and $300 million in preferred shares issued by CCFC’s parent that would have both matured in the second half of 2011.  The refinancing allowed us to transition from floating to fixed interest rates on the corresponding debt balances and lowered our coupon rate on such debt to 8.0%.

“Our successful issuance of CCFC’s $1.0 billion notes demonstrates our ability to opportunistically access capital markets even amidst widespread uncertainty during the second quarter,” said Zamir Rauf, Calpine’s chief financial officer.  “In addition, it shows clear progress toward our commitment to proactively address near-term maturities and simplify our capital structure.  This transaction lowered our interest costs and improved free cash flow, creating value for our shareholders.”

PLANT DEVELOPMENT

Russell City Energy Center:  During the second quarter, we announced a landmark agreement with the Bay Area Air Quality Management District to limit greenhouse gas emissions at the Russell City Energy Center, a proposed 600 MW combined-cycle natural gas-fired power plant to be located in Hayward, California.  This agreement demonstrates our commitment to environmental stewardship, with Russell City Energy Center becoming the first power plant in the country to be subject to federal greenhouse gas emissions limits.  The project is a joint development effort in which we own a 65% interest, and an affiliate of General Electric Capital Corporation holds a 35% interest.  Completion of the Russell City development project is dependent upon obtaining necessary permits, construction contracts and construction funding under project financing facilities.

Calpine Reports Second Quarter 2009 Results
July 31, 2009

OPERATIONS UPDATE

Power Operations Achievements:  During the second quarter of 2009, we continued to focus on our goal of best-in-class operations, as demonstrated by:

•	Safety: Maintained top-quartile safety performance with year-to-date lost-time incident rate of 0.19.

•	Availability: Achieved near-perfect availability of 99% at Texas fleet during June heat wave when load was high

•	Geothermal Generation: Provided 1.5 million MWh of renewable baseload generation with a forced outage factor of 0.38% in the second quarter of 2009, compared to 1.50% in the prior year quarter

•
Natural Gas Generation:  Improved gas fleet forced outage factor to 2.88% in the second quarter of 2009 from 3.04% in the second quarter of 2008; Achieved forced outage factor of just 1.92% for Calpine-maintained gas fleet

•
Sustainable Cost Reductions:  Reduced controllable expenses, a component of plant operating expense and SG&A costs, by $17 million year-to-date compared to 2008 after accounting for $15 million in reimbursements for insurance claims from prior periods that reduced expenses in the first half of 2008

•	Centralized Procurement: Established national contracts for chemicals and transportation, capturing efficiencies and cost savings to deliver near-term benefit

Commercial Operations Achievements:  We continued to benefit from the efforts of our commercial operations team during the second quarter of 2009, including:

•
Effective hedging:  Maintained stable year-over-year Commodity Margin during the first half of 2009, despite an 8.5% decline in generation and 67% decline in natural gas prices during the second quarter

•
Disciplined growth: Russell City development project is the first U.S. project to voluntarily agree to federal greenhouse gas emissions limits in its federal air permit approval process, demonstrating our commitment to environmental stewardship

•	Liquidity management: Nearly doubled our usage of the first lien hedging program for hedges relating to 2010 and beyond during 2009

Calpine Reports Second Quarter 2009 Results
July 31, 2009

UPDATED OUTLOOK FOR 2009

Table 4: Adjusted EBITDA and Adjusted Free Cash Flow Guidance for 2009

	Full Year 2009	Recurring
	(in millions)
Adjusted EBITDA	$1,675 – 1,725
Less:
Operating lease payments	50	$50
Major maintenance expense and capital expenditures(1)	350	~300
Cash interest, net	755	750
Cash taxes	5	10
Working capital and other adjustments(2)	40	—
Adjusted Free Cash Flow	$475 – 525
__________
(1)	Includes projected Major Maintenance Expense of $190 million and maintenance Capital Expenditures of $160 million in 2009. Capital expenditures exclude major construction and development projects.
(2)	Excludes changes in cash collateral for commodity procurement and risk management activities.

As previously discussed, we are raising and tightening our 2009 projections for Adjusted EBITDA and Adjusted Free Cash Flow.  We are now projecting 2009 Adjusted EBITDA of $1.675 to $1.725 billion, up from the $1.6 - $1.7 billion we projected earlier this year, and 2009 Adjusted Free Cash Flow of $475 to $525 million, up from our previous projection of $400 - $500 million.

INVESTOR CONFERENCE CALL AND WEBCAST

We will host a conference call to discuss our financial and operating results for the second quarter 2009, on Friday, July 31, 2009, at 10:00 a.m. ET / 9:00 a.m. CT. A listen-only webcast of the call may be accessed through our web site at www.calpine.com, or by dialing 888-797-3006 (or 913-312-0388 for international listeners) at least 10 minutes prior to the beginning of the call.  An archived recording of the call will be made available for a limited time on the web site. The recording also can be accessed by dialing 888-203-1112 or 719-457-0820 (International) and providing Confirmation Code 1941999.  Presentation materials to accompany the conference call will be made available on our web site on July 31, 2009.

ABOUT CALPINE

Calpine Corporation is helping meet the needs of an economy that demands more and cleaner sources of electricity. Founded in 1984, Calpine is a major U.S. power company, currently capable of delivering over 24,000 megawatts of clean, cost-effective, reliable and fuel-efficient power to customers and communities in 16 states in the United States and Canada. Calpine owns, leases, and operates low-carbon, natural gas-fired, and renewable geothermal power plants. Using advanced technologies, Calpine generates power in a reliable and environmentally responsible manner for the customers and communities it serves. Please visit www.calpine.com for more information.

Calpine’s Quarterly Report on Form 10-Q for the period ended June 30, 2009, has been filed with the Securities and Exchange Commission (SEC) and may be found on the SEC’s web site at www.sec.gov.

Calpine Reports Second Quarter 2009 Results
July 31, 2009

FORWARD-LOOKING INFORMATION

In addition to historical information, this Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•
The uncertain length and severity of the current general financial and economic downturn and its impacts on our business including demand for our power and steam products, the ability of our counterparties to perform under their contracts with us and the cost and availability of capital and credit;

•	Fluctuations in prices for commodities such as natural gas and power;
•	The effects of fluctuations in liquidity and volatility in the energy commodities markets including our ability to hedge risks;
•	The ability of our customers, suppliers, service providers and other contractual counterparties to perform under their contracts with us;
•	Our ability to manage our significant liquidity needs and to comply with covenants under our Exit Credit Facility and other existing financing obligations;
•	Financial results that may be volatile and may not reflect historical trends due to, among other things, general economic and market conditions outside of our control;
•
Our ability to attract and retain customers and counterparties, including suppliers and service providers, and to manage our customer and counterparty exposure and credit risk, including our commodity positions;

•	Competition, including risks associated with marketing and selling power in the evolving energy markets;
•
Regulation in the markets in which we participate and our ability to effectively respond to changes in laws and regulations or the interpretation thereof including changing market rules and evolving federal, state and regional laws and regulations including those related to greenhouse gas emissions;

•	Natural disasters such as hurricanes, earthquakes and floods that may impact our power plants or the markets our power plants serve;
•	Seasonal fluctuations of our results and exposure to variations in weather patterns;
•	Disruptions in or limitations on the transportation of natural gas and transmission of power;
•	Our ability to attract, retain and motivate key employees;
•	Our ability to implement our new business plan and strategy;
•
Risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements and variables associated with the injection of waste water to the steam reservoir;

Calpine Reports Second Quarter 2009 Results
July 31, 2009

•	Present and possible future claims, litigation and enforcement actions, including our ability to complete the implementation of our Plan of Reorganization;
•	The expiration or termination of our power purchase agreements and the related results on revenues;
•	Risks associated with the operation, construction and development of power plants including unscheduled outages or delays and plant efficiencies; and
•
Other risks identified in this release or in our reports and registration statements filed with the Securities and Exchange Commission (SEC), including, without limitation, the risk factors identified in our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2009 and in our Annual Report on Form 10-K for the year ended December 31, 2008.

Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise.  Unless specified otherwise, all information set forth in this release is as of today’s date, and we undertake no duty to update this information.  For additional information about our general business operations, please refer to our Annual Report on Form 10-K for the year ended December 31, 2008 and any other recent report we have filed with the SEC.  These filings are available by visiting the SEC’s web site at www.sec.gov or our web site at www.calpine.com.

Calpine Reports Second Quarter 2009 Results
July 31, 2009

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2009	2008
	(in millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$1,482	$1,657
Accounts receivable, net of allowance of $40 and $42	822	850
Inventory	171	163
Margin deposits and other prepaid expense	590	776
Restricted cash, current	484	337
Current derivative assets	3,361	3,653
Other current assets	58	64
Total current assets	6,968	7,500

Property, plant and equipment, net	11,760	11,908
Restricted cash, net of current portion	50	166
Investments	204	144
Long-term derivative assets	387	404
Other assets	606	616
Total assets	$19,975	$20,738
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$588	$574
Accrued interest payable	59	85
Debt, current portion	634	716
Current derivative liabilities	3,231	3,799
Income taxes payable	6	5
Other current liabilities	223	437
Total current liabilities	4,741	5,616

Debt, net of current portion	9,955	9,756
Deferred income taxes, net of current portion	93	93
Long-term derivative liabilities	479	698
Other long-term liabilities	209	203
Total liabilities	15,477	16,366

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value per share; 100,000,000 shares authorized; none issued and outstanding at June 30, 2009 and December 31, 2008	—	—
Common stock, $.001 par value per share; 1,400,000,000 shares authorized; 432,412,629 shares issued and 432,112,939 shares outstanding at June 30, 2009; 429,025,057 shares issued and 428,960,025 shares outstanding at December 31, 2008	1	1
Treasury stock, at cost, 299,690 shares at June 30, 2009 and 65,032 shares at December 31, 2008	(3)	(1)
Additional paid-in capital	12,240	12,217
Accumulated deficit	(7,735)	(7,689)
Accumulated other comprehensive loss	(5)	(158)
Total Calpine stockholders’ equity	4,498	4,370
Noncontrolling interest	—	2
Total stockholders’ equity	4,498	4,372
Total liabilities and stockholders’ equity	$19,975	$20,738

Calpine Reports Second Quarter 2009 Results
July 31, 2009

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended December 31,
	2009	2008	2009	2008
	(in millions, except share and per share amounts)
Operating revenues	$1,471	$2,828	$3,148	$4,779

Cost of revenue:
Fuel and purchased energy expense	922	2,008	1,937	3,613
Plant operating expense	210	206	458	438
Depreciation and amortization expense	113	108	222	219
Other cost of revenue	20	30	43	62
Total cost of revenue	1,265	2,352	2,660	4,332
Gross profit	206	476	488	447
Sales, general and other administrative expense	48	48	93	96
Income from unconsolidated investments in power plants	(23)	(16)	(40)	(13)
Other operating expense	6	11	9	13
Income from operations	175	433	426	351
Interest expense	207	206	417	625
Interest (income)	(4)	(14)	(10)	(27)
Debt extinguishment costs	33	6	33	13
Other (income) expense, net	—	(5)	4	(2)
Income (loss) before reorganization items and income taxes	(61)	240	(18)	(258)
Reorganization items	3	18	6	(261)
Income (loss) before income taxes	(64)	222	(24)	3
Income tax expense	15	25	24	20
Net income (loss)	$(79)	$197	$(48)	$(17)
Add: Net loss attributable to the noncontrolling interest	1	—	2	—
Net income (loss) attributable to Calpine	$(78)	$197	$(46)	$(17)

Basic earnings (loss) per common share:
Weighted average shares of common stock outstanding (in thousands)	485,675	485,004	485,560	485,002
Net income (loss) per common share attributable to Calpine – basic	$(0.16)	$0.41	$(0.09)	$(0.04)

Diluted earnings (loss) per common share:
Weighted average shares of common stock outstanding (in thousands)	485,675	485,732	485,560	485,002
Net income (loss) per common share attributable to Calpine – diluted	$(0.16)	$0.41	$(0.09)	$(0.04)

Calpine Reports Second Quarter 2009 Results
July 31, 2009

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2009	2008
	(in millions)
Cash flows from operating activities:
Net loss	$(48)	$(17)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense(1)	268	280
Debt extinguishment costs	7	7
Deferred income taxes	26	85
Loss on disposal of assets, excluding reorganization items	20	6
Mark-to-market activity, net	(23)	63
Income from unconsolidated investments in power plants	(40)	(13)
Stock-based compensation expense	22	19
Reorganization items	—	(322)
Other	1	—
Change in operating assets and liabilities:
Accounts receivable	29	(246)
Derivative instruments	(257)	(255)
Other assets	173	(246)
Accounts payable, LSTC and accrued expenses	(23)	382
Other liabilities	(191)	(329)
Net cash used in operating activities	(36)	(586)
Cash flows from investing activities:
Purchases of property, plant and equipment	(97)	(79)
Disposals of property, plant and equipment	—	11
Proceeds from sale of power plants, turbines and investments	—	398
Cash acquired due to reconsolidation of Canadian Debtors and other foreign entities	—	64
Contributions to unconsolidated investments	(8)	(9)
Return of investment from unconsolidated investment	—	24
(Increase) decrease in restricted cash	(31)	56
Other	(1)	4
Net cash provided by (used in) investing activities	(137)	469

(Table continues)

Calpine Reports Second Quarter 2009 Results
July 31, 2009

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS – (Continued)
(Unaudited)

	Six Months Ended June 30,
	2009	2008
	(in millions)
Cash flows from financing activities:
Repayments of notes payable	$(54)	$(49)
Repayments of project financing	(843)	(229)
Borrowings from project financing	1,027	356
Repayments of DIP Facility	—	(113)
Borrowings under Exit Facilities	—	3,473
Repayments on Exit Facilities	(30)	(855)
Repayments on Second Priority Debt	—	(3,672)
Repayments on capital leases	(31)	(26)
Redemptions of preferred interests	(41)	(159)
Financing costs	(29)	(187)
Derivative contracts classified as financing activities	—	34
Other	(1)	(1)
Net cash used in financing activities	(2)	(1,428)
Net decrease in cash and cash equivalents	(175)	(1,545)
Cash and cash equivalents, beginning of period	1,657	1,915
Cash and cash equivalents, end of period	$1,482	$370

Cash paid (received) during the period for:
Interest, net of amounts capitalized	$398	$634
Income taxes	$2	$15
Reorganization items included in operating activities, net	$6	$109
Reorganization items included in investing activities, net	$—	$(414)

Supplemental disclosure of non-cash investing and financing activities:
Settlement of commodity contract with project financing	$79	$—
Change in capital expenditures included in accounts payable	$—	$(6)
Settlement of LSTC through issuance of reorganized Calpine Corporation common stock	$—	$5,200
DIP Facility borrowings converted into exit financing under Exit Facilities	$—	$3,872
Settlement of Convertible Senior Notes and Unsecured Senior Notes with reorganized Calpine Corporation common stock	$—	$3,703
__________

(1)	Includes depreciation and amortization that is also recorded in sales, general and other administrative expense and interest expense on our Consolidated Condensed Statements of Operations.

Calpine Reports Second Quarter 2009 Results
July 31, 2009

REGULATION G RECONCILIATIONS

Commodity Margin, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures that we use as measures of our performance.  These measures should not be viewed as alternatives to GAAP measures of performance.

Commodity Margin includes our power and steam revenues, capacity revenue, revenue and expense from renewable energy credits (“REC”), transmission revenue and expenses, fuel and purchased energy expense, and cash settlements from our marketing, hedging and optimization activities that are included in mark-to-market activity, but excludes the unrealized portion of our mark-to-market activity and other revenue.  Commodity Margin is presented because we believe it is a useful tool for assessing the performance of our core operations, and it is a key operational measure reviewed by our chief operating decision maker.  Commodity Margin does not intend to represent gross profit (loss), the most comparable GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly-titled measures reported by other companies.

Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, adjusted for certain non-cash and non-recurring items as detailed in the following reconciliation.  Adjusted EBITDA is presented because our management uses Adjusted EBITDA (i) as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends; (ii) as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and (iii) in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.  We believe Adjusted EBITDA is also used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods.  Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by GAAP as an indicator of operating performance. Furthermore, Adjusted EBITDA is not necessarily comparable to similarly-titled measures reported by other companies.

Adjusted Free Cash Flow represents net income before interest, taxes, depreciation and amortization, as adjusted, less operating lease payments, major maintenance expense and maintenance capital expenditures, net cash interest, cash taxes, working capital and other adjustments.  Adjusted Free Cash Flow is presented because our management uses this measure, among others, to make decisions about capital allocation.  Adjusted Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP as an indicator of operating performance and is not necessarily comparable to similarly-titled measures reported by other companies.

Calpine Reports Second Quarter 2009 Results
July 31, 2009

Commodity Margin Reconciliation

The following table reconciles our Commodity Margin to its GAAP results for the three months ended June 30, 2009 and 2008:

	Three Months Ended June 30, 2009 (in millions)
					Consolidation
					And
	West	Texas	Southeast	North	Elimination	Total
Commodity Margin	$304	$196	$80	$70	$—	$650
Add: Mark-to-market commodity activity, net and other revenue(1)	57	(140)	(25)	14	(9)	(103)
Less:
Plant operating expense	100	50	35	23	2	210
Depreciation and amortization expense	52	31	17	15	(2)	113
Other cost of revenue(2)	12	2	1	7	(4)	18
Gross profit (loss)	$197	$(27)	$2	$39	$(5)	$206

	Three Months Ended June 30, 2008 (in millions)
					Consolidation
					And
	West	Texas	Southeast	North	Elimination	Total
Commodity Margin	$315	$215	$78	$67	$—	$675
Add: Mark-to-market commodity activity, net and other revenue(1)	64	51	16	22	(8)	145
Less:
Plant operating expense	101	52	23	24	6	206
Depreciation and amortization expense	44	33	19	13	(1)	108
Other cost of revenue(2)	18	6	9	7	(10)	30
Gross profit	$216	$175	$43	$45	$(3)	$476
__________

(1)
Mark-to-market commodity activity represents the unrealized portion of our mark-to-market activity, net, as well as a non-cash gain from amortization of prepaid power sales agreements included in operating revenues and fuel and purchased energy expense on our Consolidated Condensed Statements of Operations.

(2)	Excludes $2 million and nil of REC expense for the three months ended June 30, 2009 and 2008, respectively, which is included as a component of Commodity Margin.

Calpine Reports Second Quarter 2009 Results
July 31, 2009

Commodity Margin Reconciliation (continued)

The following table reconciles our Commodity Margin to its GAAP results for the six months ended June 30, 2009 and 2008:

	Six Months Ended June 30, 2009 (in millions)
					Consolidation
					And
	West	Texas	Southeast	North	Elimination	Total
Commodity Margin	$601	$318	$141	$119	$—	$1,179
Add: Mark-to-market commodity activity, net and other revenue(1)	79	(50)	6	16	(23)	28
Less:
Plant operating expense	227	128	67	43	(7)	458
Depreciation and amortization expense	101	61	33	31	(4)	222
Other cost of revenue(2)	27	5	4	13	(10)	39
Gross profit	$325	$74	$43	$48	$(2)	$488

	Six Months Ended June 30, 2008 (in millions)
					Consolidation
					And
	West	Texas	Southeast	North	Elimination	Total
Commodity Margin	$593	$354	$113	$128	$—	$1,188
Add: Mark-to-market commodity activity, net and other revenue(1)	15	(74)	3	45	(11)	(22)
Less:
Plant operating expense	213	122	53	50	—	438
Depreciation and amortization expense	95	63	38	25	(2)	219
Other cost of revenue(2)	35	6	18	13	(10)	62
Gross profit	$265	$89	$7	$85	$1	$447
__________

(1)
Mark-to-market commodity activity represents the unrealized portion of our mark-to-market activity, net, as well as a non-cash gain from amortization of prepaid power sales agreements included in operating revenues and fuel and purchased energy expense on our Consolidated Condensed Statements of Operations.

(2)	Excludes $4 million and nil of REC expense for the six months ended June 30, 2009 and 2008, respectively, which is included as a component of Commodity Margin.

Calpine Reports Second Quarter 2009 Results
July 31, 2009

Consolidated Adjusted EBITDA Reconciliation

In the following table, we have reconciled our Adjusted EBITDA and Adjusted Free Cash Flow to our Income from operations for the three and six months ended June 30, 2009 and 2008, as reported under GAAP.  No items listed below Income from operations as reported on our Consolidated Condensed Statements of Operations are included in the table as they are excluded from Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008(1)	2009	2008(1)
	(in millions)
Income from operations	$175	$433	$426	$351
Add:
Adjustments to reconcile GAAP income from operations to Adjusted EBITDA:
Depreciation and amortization expense, excluding deferred financing costs(2)	116	118	229	240
Impairment charges	—	6	—	6
Major maintenance expense	40	42	102	96
Operating lease expense	11	11	23	23
Non-cash gains on derivatives(3)	—	(11)	—	(20)
Unrealized (gains) losses on commodity derivative mark-to-market activity	108	(122)	(17)	65
Adjustments to reflect Adjusted EBITDA from unconsolidated investments(4),(5)	(15)	(12)	(17)	(5)
Stock-based compensation expense	9	13	22	19
Non-cash loss on dispositions of assets	9	2	17	8
Other(6)	4	(1)	3	(3)
Adjusted EBITDA	$457	$479	$788	$780
Less:
Lease payments	11		23
Major maintenance expense and capital expenditures(6)	84		197
Cash interest(7)	163		387
Cash taxes	11		2
Working capital and other adjustments	75		22
Adjusted Free Cash Flow	$113		$157
_________
(1)	Adjusted EBITDA for the three and six months ended June 30, 2008, has been recast to conform to our current period definition.
(2)
Depreciation and amortization expense in the income from operations calculation on our Consolidated Condensed Statements of Operations excludes amortization of other assets and amounts classified as sales, general and other administrative expenses.

(3)	Includes realized non-cash gains on derivatives that do not qualify for hedge accounting.
(4)	Included in our Consolidated Condensed Statements of Operations in income from unconsolidated investments in power plants.
(5)
Adjustments to reflect Adjusted EBITDA from unconsolidated investments include $(20) million and $(14) million in unrealized losses on mark-to-market activity for the three months ended June 30, 2009 and 2008, respectively, and $(28) million and $(8) million for the six months ended June 30, 2009 and 2008, respectively.

(6)
Includes $40 million and $102 million in major maintenance expense for the three and six months ended June 30, 2009, respectively, and $44 million and $95 million in capital expenditures for the three and six months ended June 30, 2009, respectively.

(7)	Includes fees for letters of credit.

Calpine Reports Second Quarter 2009 Results
July 31, 2009

Adjusted EBITDA and Adjusted Free Cash Flow Reconciliation for 2009 Guidance

Full Year 2009 Range:	Low	High	Recurring
	(in millions)
Income from operations	$1,025	$1,075
Plus:
Depreciation and amortization expense	475	475
Major maintenance expense	190	190
Operating lease expense	50	50
Other(1)	(65)	(65)
Adjusted EBITDA	$1,675	$1,725
Less:
Operating lease payments	50	50	$50
Major maintenance expense and maintenance capital expenditures(2)	350	350	~300
Cash interest, net(3)	755	755	750
Cash taxes	5	5	10
Working capital and other adjustments	40	40	—
Adjusted Free Cash Flow	$475	$525
__________
(1)	Other includes stock-based compensation expense and other adjustments.
(2)	Includes major maintenance expense of $190 million and maintenance capital expenditures of $160 million. Capital expenditures exclude major construction and development projects funded with debt.
(3)	Includes fees for letters of credit.

CASH FLOW ACTIVITIES

The following table summarizes our cash flow activities for the six months ended June 30, 2009 and 2008:

	(Unaudited)
	Six Months Ended June 30,
	2009	2008
	(in millions)
Beginning cash and cash equivalents	$1,657	$1,915
Net cash provided by (used in):
Operating activities	(36)	(586)
Investing activities	(137)	469
Financing activities	(2)	(1,428)
Net decrease in cash and cash equivalents	(175)	(1,545)
Ending cash and cash equivalents	$1,482	$370

Calpine Reports Second Quarter 2009 Results
July 31, 2009

OPERATING PERFORMANCE METRICS

The table below shows the operating performance metrics for continuing operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Total MWh generated(1) (in thousands)	19,399	21,211	38,666	42,117
West	6,724	7,982	15,661	17,139
Texas	7,605	9,477	12,812	17,218
Southeast	3,957	2,635	7,836	5,305
North	1,113	1,117	2,357	2,455

Average availability	90.8%	89.9%	90.8%	87.9%
West	91.2%	89.6%	90.8%	86.5%
Texas	90.7%	91.8%	89.5%	86.9%
Southeast	87.7%	89.3%	90.9%	90.2%
North	96.0%	87.4%	94.0%	89.7%

Average capacity factor, excluding peakers	43.0%	46.4%	43.1%	46.3%
West	48.5%	57.3%	56.8%	61.9%
Texas	48.0%	59.8%	40.7%	54.4%
Southeast	34.6%	21.2%	34.5%	21.9%
North	27.1%	28.0%	29.5%	31.1%

Steam adjusted Heat Rate	7,271	7,268	7,230	7,215
West	7,414	7,319	7,296	7,269
Texas	7,132	7,144	7,086	7,057
Southeast	7,241	7,459	7,235	7,460
North	7,687	7,635	7,658	7,516
__________

(1)	MWh generated is shown here as our net operating interest. Excludes generation at RockGen during the three and six months ended June 30, 2008, as the plant was deconsoliated during this period.